EXHIBIT 4.11
                         RAILROAD LEASE AGREEMENT


          RAILROAD LEASE AGREEMENT ("Agreement") dated as of July 1, 1994, between IC LEASING CORPORATION III, a Nevada corporation ("ICL") with an office at 6900 Westcliff Drive, Las Vegas, Nevada 89128, as lessor, and WATERLOO RAILWAY COMPANY, a Delaware corporation ("Lessee") with an office at, 455 North Cityfront Plaza Drive, Chicago, Illinois 60610, as lessee.

1.   DELIVERY AND ACCEPTANCE OF UNITS.

     A. ICL agrees to lease to Lessee, and Lessee agrees to lease from ICL, those certain railroad cars described in the lease schedules executed by the parties concurrently herewith or hereafter and made a part of this Agreement. The word "Schedule" as used herein means any such lease schedule executed concurrently herewith and any additional lease schedules hereafter executed and all amendments thereto, and the term "Schedules" means all thereof. Each Schedule shall be a separate lease and shall incorporate therein all of the terms and conditions of this Agreement to the same extent as if the provisions hereof were set forth in full therein. Each Schedule shall set forth a description of the Units covered thereby, including such facts as the number of Units of each type, road numbers, term throughout which the Unit or Units shall remain in Lessee's service (the "Lease Term"), the delivery location (the "Delivery Point"), the rental rate and charges for each Unit, and such other information as may be desired by both parties, including any variation from the terms of this Agreement. In the event of any conflict between this Agreement and any Schedule, the Schedule shall control with respect to the Units subject to such Schedule. The railroad cars listed on the Schedules are sometimes herein individually referred to as a "Unit" and collectively referred to as the "Units;" the Units listed on any particular Schedule are hereinafter referred to as a "Group of Units."

     B. ICL will, at its own expense, deliver the Units to Lessee at the Delivery Point, and within the time period, specified in the Schedule with respect thereto in a condition suitable for immediate use by Lessee. Upon completion of delivery of one or more Units to be delivered as of a specified date to the Delivery Point, Lessee will have a right to inspect each Unit and Lessee will accept all such Units so delivered on the first day (the "Acceptance Date") when all such Units have been so delivered and are in the condition required by the Schedule. Upon delivery of the Units to, and acceptance thereof by Lessee, ICL shall lease to Lessee and Lessee shall lease from ICL such Units for the rental and on and subject to the terms and conditions herein set forth. Upon delivery and acceptance of one or more Units, ICL and Lessee shall execute a certificate in the form of Exhibit A hereto indicating the Acceptance Date as to such Units. Lessee retains the right to reject any Unit not conforming to the foregoing requirements and shall notify ICL of Lessee's rejection of such Unit and the specific reason therefor.

2.   COMPENSATION.

     A.   Lessee agrees to pay ICL the rent in the amounts and on the
dates specified in the Schedule for each Unit.    The first payment for
any Unit shall be a prorated amount for the period from the Acceptance Date with respect to such Unit to the end of the payment period for the applicable Lease Term in which the Acceptance Date occurs. If any of the rent payment dates falls on a Saturday, Sunday or legal holiday, the rent shall be due on the next succeeding business day. The term "business day" as used herein means a calendar day, excluding Saturdays, Sundays and any other day on which banking institutions in Chicago, Illinois or Las Vegas, Nevada are authorized or obligated to remain closed. All payments to be made to ICL hereunder shall be made at such place within the United States of America as ICL shall specify in writing, but in the absence of such specification, shall be made to ICL at 6900 Westcliff Drive, Las Vegas, Nevada 89128. In the event ICL notifies Lessee in writing that the right to receive rents has been assigned in accordance with Section 14 hereof, Lessee shall make payment in the manner designated in such notice or as otherwise designated in writing by such assignee.

     B. Lessee will, on demand, pay to ICL interest at the lower of 18% per annum or the maximum rate permitted by applicable law on any payment of rent not paid within 5 days of the due date for any period during which such rent is overdue.

     C. This Agreement is a net lease and Lessee's obligation to pay rent and other amounts payable hereunder shall be absolute and unconditional under any and all circumstances and, except as herein specifically provided, Lessee shall not be entitled to any abatement of rent or reduction thereof or setoff against rent, including, but not limited to, abatements, reductions or setoffs due to any existing or future claims of Lessee against ICL under this Agreement or otherwise; nor, except as otherwise expressly provided herein, shall this lease terminate, or the respective obligations of ICL or Lessee be otherwise affected, by reason of any defect in or damage to or loss or destruction of all or any of the Units from whatsoever cause or Lessee's inability to use the Units as a result of condemnation, it being the intention of the parties that the rents and other amounts payable by Lessee hereunder shall continue to be payable in all events unless the obligation to pay the same shall be terminated pursuant to Section 7 or 18 hereof.

3.   TERM.   The term of this Agreement with respect to each Unit shall commence on the Acceptance Date with respect to such Unit and shall continue, unless otherwise terminated by any other provision hereof, for the period specified as the Lease Term in the applicable Schedule.

4.   DISCLAIMER.   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
AGREEMENT, ICL NEITHER MAKES, NOR SHALL BE DEEMED TO HAVE MADE, AND LESSEE HEREBY EXPRESSLY WAIVES ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE UNITS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION AS TO THE DESIGN, QUALITY OR CONDITION OF THE UNITS OR ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE UNITS FOR ANY PARTICULAR PURPOSE OR AS TO ANY OTHER MATTER RELATING TO THE UNITS OR ANY PART THEREOF. LESSEE CONFIRMS THAT IT HAS SELECTED THE UNITS ON THE BASIS OF ITS OWN JUDGEMENT AND EXPRESSLY DISCLAIMS RELIANCE UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES MADE BY ICL, AND LESSEE ACKNOWLEDGES THAT ICL IS NOT A MANUFACTURER OR VENDOR OF ANY OF THE UNITS. ICL NEITHER MAKES NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE ACCOUNTING TREATMENT TO BE ACCORDED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR, EXCEPT AS PROVIDED IN SECTION 13 HEREOF, AS TO ANY TAX CONSEQUENCES AND/OR TAX TREATMENT THEREOF.

5.   REPRESENTATIONS AND WARRANTIES.

     A. Lessee represents and warrants that (a) Lessee is a duly organized, validly existing corporation in good standing under the laws of the state of its incorporation and is duly qualified to do business in all jurisdictions in which qualification is required in order for it to carry out the transactions contemplated by this Agreement; (b) Lessee has full corporate power, authority and legal right to execute, deliver and perform this Agreement, and the execution, delivery and performance hereof has been duly authorized by all necessary corporate action of Lessee; and
(c) there is no action, suit or proceeding (or, to the knowledge of Lessee, investigation) by or before any court, arbitrator, administrative agency or other governmental authority pending or to the knowledge of Lessee threatened against Lessee which involves the Units or the transactions contemplated by this Agreement.

     B. ICL represents and warrants that (a) ICL is a duly organized, validly existing corporation in good standing under the laws of the state of its incorporation and is duly qualified to do business in all jurisdictions in which qualification is required in order for it to carry out the transactions contemplated by this Agreement; (b) ICL has full corporate power, authority and legal right to execute, deliver and perform this Agreement, and the execution, delivery and performance hereof has been duly authorized by all necessary corporate action of ICL; and (c) there is no action, suit or proceeding (or, to the knowledge of ICL, investigation) by or before any court, arbitrator, administrative agency or other governmental authority pending or to the knowledge of ICL threatened against ICL which involves the Units or the transactions contemplated by this Agreement.

6.   USE AND MAINTENANCE; RECORD KEEPING.

     A. So long as the Units shall be leased hereunder and until the Units are returned to ICL in accordance with the provisions of Sections
16 or 18 hereof, Lessee shall, at its own cost and expense, maintain and keep the Units in good order, condition and repair, ordinary wear and tear excepted, utilizing the same standards and care as it does with all similar equipment it owns or leases. Lessee shall not modify any Unit in any material respect without the prior written approval of ICL, which shall not be unreasonably withheld. Any parts installed or replacements made by Lessee upon any Unit pursuant to its obligation to maintain and keep the Units in good order, condition and repair under this Section shall be considered accessions to such Units and title thereto shall be immediately vested in ICL without cost or expense to ICL.

     B. Lessee shall perform all record keeping functions related to the registration, use, and maintenance of the Units in accordance with all applicable laws and regulations. At the reasonable request of ICL, Lessee shall provide ICL with access on Lessee's premises (in the same manner and subject to the same conditions as apply to ICL's inspection rights under
Section 8) to such information and such other information relating to the Units as is regularly maintained by Lessee. Lessee shall not be responsible to maintain records for longer than its customary retention period with respect thereto or the applicable Lease Term, whichever is longer.

7.   CASUALTY OCCURRENCE.

     A. Lessee agrees to notify ICL within 30 days of it having determined that any Unit has become worn out, lost, stolen, destroyed or, in the opinion of Lessee, irreparably damaged (including, without limitation, a determination by Lessee that the repair cost for a Unit exceeds its Casualty Value), from any cause whatsoever (any such occurrence or determination being hereinafter called a "Casualty Occurrence"). On the next succeeding rental payment date following the date of such notice, Lessee will pay to ICL the rental payment for such Unit due on such date (together with any other unpaid rentals for such Unit) plus a sum equal to the Casualty Value for such Unit as of such rental payment date. The term "Casualty Value" as used herein for any Unit shall mean, at any time, the casualty value set forth for such time on the Schedule for each Unit.

     B. Upon (and not until) payment of all sums required to be paid pursuant to Section 7.A hereof in respect of any Unit, the obligation to pay rent for such Unit accruing subsequent to the payment date shall terminate.

     C. ICL appoints Lessee as its agent to dispose of any Unit suffering a Casualty Occurrence at the best price obtainable on an "as is, where is" basis. If Lessee shall have previously paid the Casualty Value of such Unit to ICL pursuant hereto, Lessee shall be entitled to the proceeds of such sale, including without limitation proceeds paid by a railroad as settlement for destruction of such Unit, to the extent such proceeds do not exceed the then Casualty Value of such Unit. If Lessee shall have previously paid the Casualty Value of a Unit to ICL pursuant hereto, Lessee shall be entitled to proceeds that are paid to Lessee by insurance companies as a result of a Casualty Occurrence with respect to such Unit to the extent such proceeds do not exceed the then Casualty Value of such Unit. ICL shall receive and Lessee shall pay to ICL any proceeds that are paid by insurance companies as a result of a Casualty Occurrence to the extent such proceeds exceed the then Casualty Value of such Unit.

8.   INSPECTION.   ICL shall, at its sole cost and expense, at any
reasonable time during normal business hours and without interfering with Lessee's operations, have the right to enter the premises of Lessee for the purpose of inspecting the Units to ensure Lessee's compliance with its obligations hereunder. ICL shall enter and occupy Lessee's property at its sole risk and shall be subject at all times to Lessee's operating and safety requirements. Any injury, death or property damage arising out of such entry, occupancy and inspection shall be the entire responsibility of ICL and ICL will indemnify and hold harmless Lessee from any and all such liabilities. ICL will obtain permission from a local Lessee operations officer 48 hours before entry and such permission shall be granted subject to the above. As a condition to any such entry, Lessee may require that ICL or its agent execute a release of liabilities in favor of Lessee in form and substance satisfactory to Lessee. In addition, ICL shall have the right by its agents to inspect Lessee's records with respect to the Units at such reasonable times as ICL may request during the continuance of this Agreement.

9.   PROHIBITION OF LIENS; MARKING OF UNITS.

     A. Lessee, at its own expense, will promptly pay or cause to be paid, or otherwise satisfy and discharge, any and all sums claimed by any party by, through or under Lessee or its successors or assigns which, if unpaid, might become a lien upon any Unit, but shall not be required to pay or discharge any such claim so long as the validity thereof shall be contested in good faith and by appropriate legal proceedings in any reasonable manner and the nonpayment thereof does not in Lessee's reasonable judgment materially adversely affect the title, property or rights of ICL created or purported to be created hereunder; provided, however, that this covenant will not be breached by reason of the existence of liens for taxes, assessments or governmental charges or levies, in each case so long as not due and delinquent, or undetermined or inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business and, in each case, not delinquent.

     B. Lessee shall, at its own expense, mark the Units as soon as possible after delivery with the marks and numbers designated in the Schedule. Lessee shall not remove the existing words on the side of each Unit, or if so removed it will replace, the words "LEASED FROM IC LEASING CORPORATION III AND SUBJECT TO A SECURITY INTEREST RECORDED WITH THE INTERSTATE COMMERCE COMMISSION." Lessee shall not perform any other remarking or renumbering of the Units except with the express written consent of ICL.

10.  TAXES.   Lessee will be responsible for the filing of all tax
returns and will pay all taxes, assessments and other governmental charges levied upon or in respect of the Units, this Agreement or the use of the Units under this Agreement, including, but not limited to, all ad valorem or property taxes, levies, tariffs, all license or registration fees, assessments, fines, penalties and interest and all sales, use or similar taxes payable with respect to the Units, this Agreement or the use of the Units under this Agreement and all payments to be made by Lessee hereunder will be free of any expense to ICL as to any of the foregoing. Notwithstanding the foregoing or the provisions of Section 13 hereof, Lessee shall not be responsible for or pay any income taxes, franchise taxes, privilege taxes, value added taxes, gross receipts taxes or any similar taxes which are measured by reference to ICL's income, capital, net worth, retained earnings or investments or any fines, penalties or interest thereon and shall not be responsible for the filing of any tax returns relative to any such taxes.

Lessee will be under no obligation to pay any taxes or other charges referred to in the preceding paragraph for which it is responsible hereunder so long as Lessee in good faith and by appropriate legal or administrative proceedings is contesting the validity or amount thereof and the nonpayment thereof does not, in ICL's reasonable judgment, materially adversely affect the title, property or rights of ICL, or the security interest of any assignee, in or to any Unit. Such contest will be brought in the name of Lessee, if permissible; if not permissible, ICL, at Lessee's sole cost and expense, will bring the contest in ICL's own name. ICL will reasonably cooperate with Lessee and take any actions reasonably required to permit and prosecute such a contest. Lessee and ICL shall each reasonably cooperate with the other in providing necessary tax information to the other party relating to the Units and the use thereof.

11.  INSURANCE.   Lessee will, at all times prior to the return of the
Units to ICL, at its own expense, cause to be carried and maintained (i) property insurance in respect of the Units and (ii) public liability insurance with respect to third party personal injury and property damage, in each case against such risks and in such amounts as is consistent with prudent industry practice, but in any event, against such risks and in such amounts customarily insured against by Lessee in respect to similar equipment owned or leased by it. Such policies of insurance shall name ICL as an additional insured party thereunder with respect to the Units. Lessee will provide to ICL, upon request, a statement of the insurance maintained pursuant to this Section.

12.  INDEMNITIES.   Lessee agrees to indemnify and hold ICL harmless from
and against all losses, damages, injuries, liabilities, claims and demands whatsoever (whether as a result of damage to the Units or injury to third parties or their property), regardless of the cause thereof, and any expense in connection therewith (including legal fees), arising out of the use or operation of the Units during the term of this Agreement unless such claim for loss or damage was caused by ICL's negligence, bad faith or wilful misconduct. The indemnities contained in this Section 12 shall survive the expiration or termination of the Lease Term and return of the Units with respect to all events, facts, conditions or other circumstances occurring or existing prior to such expiration or termination.

13.  SPECIAL TAX INDEMNITIES.

     A. ICL has calculated the rent hereunder based in part on the assumption that it will be entitled to depreciation deductions ("Depreciation Deductions") under Section 168(a) of the Internal Revenue Code of 1986 as it may be amended hereafter (the "Code") for each Unit in an amount determined by using the method described in Section 168(b) (1) of the Code; an applicable recovery period of seven (7) years; and the half-year convention described in Section 168(d)(l) of the Code.

     B.   Lessee represents and warrants that:

          (i) No Unit will be "limited use property" within the meaning of Internal Revenue Service Procedure 76-30;

          (ii) Lessee has not taken and will not claim any Depreciation Deductions in respect of the Units in connection with the filing of its Federal, state or local income tax returns;

          (iii) The Units will not be used predominantly outside the United States within the meaning of Section 168 (g)(1)(A) of the Code; and

          (iv) At all times during the Lease Term, none of the Units will constitute "public utility property" within the meaning of Section 167(1)(3)(A) of the Code.

     C. If as a result of any act (other than acts required under this Agreement) or failure to act by Lessee, any sublessee, or any user or person in possession of any Unit, or as a result of any breach, inaccuracy or incorrectness of any representation, warranty, covenant or agreement of Lessee hereunder, ICL shall lose, shall not have or shall lose the right to claim or shall not have substantial authority (within the meaning of Section 6662 of the Code and the regulations promulgated thereunder) for claiming, or there shall be disallowed, recalculated or recaptured all or any portion of the Depreciation Deductions (herein each of such events shall be referred to as an "Indemnity Event"), then in connection with each such occasion, Lessee agrees to pay from time to time upon demand an amount which (after deduction of all taxes, if any, required to be paid by ICL in respect of the receipt of said indemnity amount under the laws of any Federal, state or local government or taxing authority) shall be equal to the sum of the amount of net additional income taxes paid or payable by ICL in consequence of the occurrence of an Indemnity Event plus any interest or penalty which is assessed in connection with the foregoing (taking into account the deductibility of state and local taxes and interest for federal income tax purposes).

     D.   Lessee shall not be required to pay the amount specified in
Section 13.C if the Indemnity Event shall result solely because of the occurrence of any of the following events:

          (i) Lessee is required by the terms hereof to pay and shall have paid the loss amount pursuant to Section 7.A hereof;

          (ii) There is a transfer or other disposition by ICL of any interest in this Agreement or the Units for Federal income tax purposes;

          (iii) There is an amendment to, or change in the Code, any Treasury Regulation promulgated thereunder, any published Revenue Ruling or other document of the United States Treasury or Internal Revenue Service, any applicable state or local statutes, regulations, or similar documents, including without limitation, the rate of tax under the laws of the United States or any state or locality therein on the taxable income of ICL, which is effective on or after the effective date of this Agreement; or

          (iv) ICL fails to claim in a timely and proper manner the Depreciation Deductions or fails to have sufficient gross income within the meaning of Section 61(a) of the Code to benefit from the Depreciation Deductions (after taking into account carry backs and carry overs allowable by law).

14.  ASSIGNMENT; SUBLEASE; SUBORDINATION.

     A. So long as Lessee shall not be in default under this Agreement, Lessee may sublease the Units to others, provided, however, that the rights of any such sublessee shall be subject and subordinate to, and any such sublease shall be made expressly subject and subordinate to, all of the terms of this Agreement. In addition, before Lessee enters into any such sublease, Lessee must obtain ICL's prior approval. ICL agrees that such approval shall not be unreasonably withheld and that such determination shall be given within 5 business days from the date of such request. Lessee may make subleases of less than 6 months duration without ICL's consent. No sublease of any Unit shall in any way discharge or diminish any of Lessee's obligations to ICL hereunder, including, but not limited to, the payments due to ICL pursuant to Section 2 of this Agreement.

     B. This Agreement and the Schedules shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. ICL may sell, assign, transfer, grant security interests in or otherwise dispose of all or any part of its right, title and interest in any Unit or Units, this Agreement (including, without limitation, any Schedule) or any of the foregoing to any security trustee or secured party (each herein a "Lease Assignee"). Upon delivery of a notice of assignment to Lessee, ICL as used herein with respect to such Schedule and Units shall mean such Lease Assignee. Lessee shall consent to and acknowledge in writing, upon receipt of notice of assignment, such assignment of this Agreement as to such Schedule and Units by ICL or any Lease Assignee. ICL agrees that the rights of any Lease Assignee shall be subject to all of the terms and conditions of this Agreement.

     C. Upon written notice to Lessee from any owner, security trustee or secured party under any lease or financing agreement entered into by ICL in connection with any Group of Units, all rent with respect to such Units shall be paid directly to such party and such Units shall be returned to such party upon completion or termination of this Agreement. Any assignment of this Agreement or any Schedule by ICL or any Lease Assignee to any security trustee or secured party shall not subject that security trustee or secured party to any of ICL's or such Lease Assignee's obligations hereunder.

15.  COMPLIANCE WITH REGULATIONS.   Lessee shall, at its own expense and
for the benefit of ICL, comply with all governmental laws, regulations and requirements, with the Association of American Railroads ("AAR") Interchange Rules and with the rules and regulations of the Federal Railway Administration (in each case as in effect on the date hereof) with respect to the use, maintenance, and operation of the Units. Lessee shall be responsible for obtaining all necessary railroad permissions, approvals and consents for use of the Units and shall bear all risk of failure to obtain such permissions, approvals and consents, or of cancellation thereof. ICL shall take all actions reasonably requested by Lessee in order to assist Lessee in obtaining such permissions, approvals or consents. Lessee may, at its own expense and in good faith, contest the validity or application of any such law or rule in any reasonable manner which does not, in the reasonable opinion of ICL, materially adversely affect the property or rights of ICL under this Agreement.

16.  RETURN OF UNITS.   Upon the expiration or earlier termination of
this Agreement with respect to any Unit, Lessee will, at its own cost and expense, at the request of ICL, deliver possession of such Unit to ICL upon such tracks of Lessee as ICL may reasonably designate taking into account, among other things, Lessee's storage capacity, security and access, or, in the absence of such designation, as Lessee may select and permit ICL to store such Unit on such tracks for a period not exceeding 120 days. Lessee will move each Unit once at any time within such 120 day period from such storage location to any reasonable destination or interchange point within the continental United States on railroad lines operated by Lessee, f.o.b., all as directed by ICL upon not less than 15 days prior written notice to Lessee. Lessee shall not be obligated to move any Unit more than once at the request of ICL, after which Lessee will have no further obligation with respect to any Unit so moved and such Unit will be deleted from this Agreement. During any such storage period Lessee will permit ICL or any person designated by ICL, at their own risk, to inspect the Units; provided, however, that Lessee will not be liable, except in the case of gross negligence of Lessee or of its employees or agents, for any injury to, or the death of, any person exercising the rights of inspection granted under this sentence. Lessee shall be responsible for the Units in accordance with the terms of this Agreement until such time as each Unit is delivered pursuant to ICL's disposition instructions but in no event shall such responsibility extend beyond the storage period. The Units shall be delivered free from all charges and liens except those which may result from an act or omission of ICL, in the condition specified in Section 6 hereof. If any Unit is not in the condition required hereby, Lessee shall be liable to ICL for any and all reasonable cleaning, repair and servicing costs required to place such Unit in proper condition, including the cost to transport such Unit to a repair facility. In the event that any Unit is not delivered and/or stored as hereinabove provided within 30 days of the date of the expiration or earlier termination of this Agreement with respect to such Unit, Lessee will pay to ICL an amount equal to the daily equivalent of the rental then in effect for such Unit for each day after the expiration or termination date of this Agreement with respect to such Unit until such Unit is delivered and stored as instructed by ICL; provided, however, that such amount shall increase to 125% of such daily equivalent effective 90 days after the expiration or termination of this Agreement with respect to such Unit.

17.  POSSESSION AND USE.   So long as Lessee shall not be in default
under this Agreement, neither ICL nor anyone claiming by, through or under ICL shall interfere with the possession, use or quiet enjoyment of the Units in accordance with the terms of this Agreement and in the manner customarily used in the railroad freight business.

18.  DEFAULT.

     A. The occurrence of any of the following events shall be an Event of Default by Lessee:

          (i) The nonpayment by Lessee of any sum required herein to be paid to ICL by Lessee within thirty (30) days after the due date;

          (ii) Lessee shall fail to maintain the insurance required by
Section 11;

          (iii) The breach by Lessee of any other term, covenant, or condition of this Agreement, which is not cured within thirty (30) days of Lessee's receipt of written notice from ICL;

          (iv) Lessee becomes insolvent or fails generally to pay its debts as such debts become due, or causes or suffers an order for relief to be entered against it under applicable federal or state bankruptcy law, or makes an assignment for the benefit of creditors or applies for or consents to the appointment of a custodian, trustee or receiver for Lessee or for the major part of its property; or

          (v) Any representation or warranty made by Lessee herein or in any other document delivered to ICL by Lessee related to this Agreement shall have been false or incorrect in any material respect on the date when made and such breach or default shall continue for a period of thirty
(30) days after Lessee's receipt of written notice from ICL of such default.

     B.   Upon the occurrence of any Event of Default, ICL may:

          (i) Proceed by any lawful means to terminate this Agreement and recover damages for loss of the bargain and not as a penalty any unpaid rent that accrued on or before the occurrence of the Event of Default plus with respect to each Unit an amount equal to the difference between the aggregate rent to be received hereunder for the unexpired Lease Term with respect to such Unit and the then aggregate rental value of such Unit for such unexpired term; or

          (ii) Terminate Lessee's right to possession and use of the Units without terminating this Agreement, whereupon all rights and interest of Lessee in the Units shall terminate and thereupon ICL may enter upon any premises where the Units may be located, take possession of them and henceforth hold, possess and enjoy the same free from any right of Lessee, and ICL shall nevertheless have the right to recover from Lessee any and all rent and other amounts which are then due or which hereinafter become due under this Agreement; or

          (iii) Proceed by any lawful means to enforce performance by Lessee of this Agreement.

Notwithstanding the foregoing, ICL shall not terminate this Agreement or the Lessee's right to possession and use with respect to any Group of Cars without providing at least 60 days prior written notice to the Lessee.
ICL shall use reasonable efforts to mitigate damages. Lessee shall bear the costs and expenses, including without limitation reasonable attorneys' fees, incurred by ICL in connection with the exercise of its remedies pursuant to this Section 18.B. No remedy referred to in this Section 18.B is intended to be exclusive but each shall be cumulative and in addition to any other remedy otherwise available to ICL at law or in equity.

19.  GOVERNING LAW.   The terms of this Agreement and all rights and
obligations hereunder shall be governed by the laws of the State of Nevada. This Agreement contains all of the terms and conditions agreed to between the parties, and no other prior agreements, oral or otherwise, concerning the subject matter of this Agreement, shall be deemed to exist or bind either party hereto. The terms of this Agreement and the rights and obligations of the parties may be changed only by a writing executed by both parties.

20.  FORCE MAJEURE.   Neither party hereto shall be deemed to be in
breach or in violation of this Agreement if either is prevented from performing any of its obligations hereunder (except for obligations to pay money) for any reason beyond its reasonable control, including, without limitation, acts of God, riots, fires, storms, public disturbances, or any regulation of any federal, state or local government or any agency thereof.

21. RECORDING. Lessee, at its own expense, will cause this Agreement and any assignment hereof or memoranda thereof to be filed with the Interstate Commerce Commission in accordance with 49 U.S.C. Section 11303. Lessee will from time to time do and perform any other act and will execute, acknowledge, deliver, file, register, record (and will refile, reregister, deposit and redeposit or rerecord whenever required) any and all further instruments required by law or reasonably requested by ICL for the purpose of proper protection, to ICL's satisfaction, of ICL's rights in the Units, or for the purpose of carrying out the intention of this Agreement and any assignments thereof and Lessee will promptly furnish to ICL evidence of the doing of all such acts which may be required under this Section 21, and an opinion or opinions of counsel for Lessee with respect thereto reasonably satisfactory to ICL.

22.  EXECUTION.   This Agreement may be executed in several counterparts,
such counterparts together constituting but one and the same instrument, but the counterpart delivered to ICL shall be deemed to be the original and all other counterparts shall be deemed duplicates thereof. Although for convenience this Agreement is dated as of the date first set forth above, the actual date of execution hereof by each of the parties hereto is the date stated in the acknowledgment hereto annexed with respect to that party's execution.

23. FURTHER ASSURANCES. Lessee will, at its expense, promptly and duly execute and deliver to ICL such further documents and assurances and take such further action as ICL may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies created or intended to be created in favor of ICL hereunder, including, without limitation, the execution, delivery, recordation and filing of documents with the Interstate Commerce Commission, and the execution and filing of Uniform Commercial Code financing statements in the appropriate jurisdictions. To the extent permitted by applicable law, Lessee hereby authorizes ICL to file any such financing statements without signature of Lessee.

24. NOTICES. All notices and other communications provided for in this Agreement or relating hereto shall be in writing and shall be delivered in person to an officer of the recipient or shall be mailed by registered or certified mail or reputable overnight courier to the recipient at its respective address first above shown or at any other address of which the sender receives notice from the other party hereto as the address to be used for notices hereunder.

          IN WITNESS WHEREOF, the parties have executed this Agreement
as of the      1st day of July, 1994.


IC LEASING CORPORATION III              WATERLOO RAILWAY COMPANY

By:                                     By:

Title:                                  Title:
STATE OF ____________    )
                    ) ss.
COUNTY OF ____________   )

     On this       day of ____________, 199__, before me personally
appeared                     , to me personally known, who being duly
sworn, says that such person is                      of IC Leasing
Corporation III and that the foregoing Railroad Lease Agreement and Schedule No. 1 was signed on behalf of said corporation by authority of its board of directors, and such person acknowledged that the execution of the foregoing instruments was the free act and deed of such corporation.


[notarial seal]
                                             Notary Public


STATE OF ____________    )
                    ) ss.
COUNTY OF ____________   )

     On this       day of ________, 199_, before me personally appeared
                 to me personally known, who being duly sworn, says that
such person is                      of Waterloo Railway Company and that
the foregoing Railroad Lease Agreement and Schedule No. 1 was signed on behalf of said corporation by authority of its board of directors, and such person acknowledged that the execution of the foregoing instruments was the free act and deed of such corporation.


[notarial seal]
                                             Notary Public

                                 EXHIBIT A

                    DELIVERY AND ACCEPTANCE CERTIFICATE

TO:  IC Leasing Corporation III, a Nevada corporation (herein called
"ICL")

     Reference is hereby made to that certain Railroad Leasing Agreement (the "Lease") dated as of July 1, 1994 between ICL and Waterloo Railway Company (hereinafter called "Lessee") and Schedule ____ (the "Schedule") dated as of ____________, 199___ between ICL and Lessee. Capitalized terms used herein and otherwise not defined herein shall have the meanings given them in the Lease to the extent the same are defined therein.
Lessee hereby certifies that ____ of the Cars identified in the Schedule have been delivered to the Lessee as required in the Lease, and that the Cars have been accepted by the Lessee as satisfactory on
      . The Lessee understands that you are relying on the foregoing certification.

Dated                              .


                                               WATERLOO RAILWAY COMPANY

                                        By:
                                        Title:


                                        Accepted by:

                                        IC LEASING CORPORATION III

                                        By:
                                        Title:

                                        Date:
                                SCHEDULE 1

          IC Leasing Corporation III ("ICL") hereby leases the following railroad cars to Waterloo Railway Company ("Lessee") pursuant to that certain Railroad Lease Agreement dated as of July 1, 1994 between ICL and Lessee (the "Master Lease"). This Schedule is executed pursuant to the terms of the Master Lease and the Master Lease is hereby made a part hereof. The terms of the Master Lease, except to the extent inconsistent herewith, are incorporated herein by reference.

(1)  Number of Units:  1158

(2)  Description:  Boxcars

(3)  Unit Marks and Numbers:  See annexed Exhibit I to this Schedule.

(4)  Delivery Point:  As mutually agreed by ICL and Lessee

(5) Acceptance Date: The Units have been delivered, inspected and accepted by the Lessee and the Acceptance Date shall be deemed to be July 1, 1994.

(6) Lease Term: Period commencing with the Acceptance Date as to the Units and ending on August 1, 1997.

(7) Per Unit Rental: Rent for each Unit subject to the Master Lease shall be paid at the rate of $415 per Car per month, with such rent to be payable monthly in arrears on the first day of each following month, commencing with the installment due August 1, 1994.

(8)  Casualty Value of Units:  See annexed Exhibit II to this Schedule.

(9)  Renewal Option:  Unless either party has given the other at least
     60 days prior written notice of its intent not to renew this Schedule, this Schedule and the Lease Term shall be automatically renewed at the expiration of Lease Term and each renewal term thereof for an additional term of one year. Each renewal term shall be subject to all of the terms of this Schedule; provided, however, that the Casualty Value during each renewal term shall be equal to $15,970 unless another amount is otherwise mutually agreed upon between ICL and the Lessee.

(10) Prior Leases: Certain of the Units referred to in this Schedule are subject to existing leases in favor of third parties (each, a "Prior Lease") and during the term of each such Prior Lease (i) solely as between the Lessee and ICL, the Lessee shall be entitled to the benefit of all rights and remedies of ICL under such Prior Lease (including without limitation, the right to receive all rents, car-hire payments and other amounts due thereunder) and shall take such actions as may be required to cause the performance of all obligations of ICL under such Prior Lease (provided, however, that the rights of the Lessee with respect to the Prior Leases shall be subject to the Railcar Management Agreement dated as of December 3, 1993 (the "Management Agreement") by and between Interail, Inc. and ICL and nothing in the Master Lease or this Schedule is intended or shall be deemed to be an assignment of the rights and obligations of ICL under the Management Agreement or any Prior Lease), and (ii) the Master Lease and this Schedule shall be subject to the terms of such Prior Lease and no action shall be required under the Master Lease or this Schedule which will in any way be inconsistent with or interfere with the possession, use or quiet enjoyment of the Units in accordance with the terms of such Prior Lease. ICL hereby irrevocable constitutes and appoints the Lessee the true and lawful attorney of ICL during the term of each Prior Lease with full power of substitution, in the name of ICL, or otherwise, and on behalf of and for the benefit of the Lessee, to exercise any and all of ICL's rights and remedies with respect to each Prior Lease, including without limitation, to collect, assert or enforce any claim or other right of ICL thereunder, to endorse with the name of ICL any checks or other instruments received in respect of such Prior Lease or any such claim or other right, in each case for the benefit of the Lessee, to institute, prosecute or compromise any and all actions with respect thereto, and to do all such other acts and things in relation thereto which the Lessee shall deem desirable. ICL further agrees that it will at any time and from time to time, at the request of the Lessee, execute and deliver to the Lessee all such other and further instruments and take such other action as the Lessee may reasonably request to more effectively provide the Lessee with the benefits (but subject to the obligations) of the Prior Leases.

          IN WITNESS WHEREOF, the parties have executed this Schedule as of the 1st day of July 1994.


IC LEASING CORPORATION III              WATERLOO RAILWAY COMPANY

By:                                     By:
Title:                                  Title:

Date:                                   Date: